File Pursuant to Rule 433
Issuer Free Writing Prospectus Dated: July 30, 2025
Relating to Preliminary Prospectus Dated: July 28, 2025
Registration No.: 333-288582

NASUS PHARMA



*A NEW FRONTIER FOR INTRANASAL DRUG DELIVERY*

# Investor Presentation – July 2025

# Forward Looking Statements

This presentation of Nasus Pharma Ltd. contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities law. Words such as “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company uses forward-looking statements when it discusses its growth strategy, product development timelines, expected clinical outcomes, market opportunities, regulatory pathways, potential partnerships, and the expected success of its proprietary intranasal drug delivery platform, including NS002 and its other pipeline programs. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company, please review the Company’s reports and other documents filed from time to time with the SEC, including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated July 28, 2025, filed with the SEC as a part of the Company’s Registration Statement on Form F-1 as amended on July 28, 2025 (File No. 333-288582), and documents incorporated by reference therein. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements.

# Free Writing Prospectus

This presentation highlights information about Nasus Pharma Ltd. ("Nasus," "we," "us," or the "Company") and the proposed public offering to which this presentation relates. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form F-1 (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. The Registration Statement has not yet become effective.

Before you invest, you should read the preliminary prospectus in the Registration Statement (including the section titled "Risk Factors") and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The preliminary prospectus, dated July 28, 2025, is available on the SEC's website at www.sec.gov/edgar.

Alternatively, the Company or the underwriter participating in the offering will arrange to send you the preliminary prospectus, and when available, the final prospectus and any supplements thereto, if you contact Laidlaw & Company (UK) Ltd., 521 Fifth Ave, 12th Floor, New York, NY 10175, by email at syndicate@laidlawltd.com, or by telephone at (212) 953-4900.

# Offering Summary

| | |
|---|---|
| Issuer | **Nasus Pharma Ltd.** |
| Proposed Listing | NYSE American: NSRX |
| Expected Offering Size: | $10,000,000 |
| Shares Offered: | Ordinary Shares (with 15% Over-allotment Option) |
| Expected Price Range: | $8.00 - $10.00 per Ordinary Share |
| Use of Proceeds: | • Approximately $6 million to $7 million for the development of our intranasal epinephrine program, including, manufacturing scale-up, phase 2 and pivotal studies.<br>• The remainder for general and administrative corporate purposes, including working capital, and capital expenditures. |
| Joint Book-Runners | Laidlaw & Company (UK) Ltd., Craft Capital Management LLC |

# Nasus is Uniquely Positioned to Address Medical Emergencies via Intranasal Drug Delivery

Proprietary **Nasax®** technology aims to enhance intranasal drug absorption

Initial focus on life threatening emergencies

NS002 intranasal Epinephrine in Phase 2* demonstrated faster Epinephrine absorption compared to EpiPen

Successful Phase 3 of intranasal Naloxone (NS001) validates the platform

Nasax® technology has the potential for longer shelf-life

Experienced leadership team

Robust asset pipeline planned for long term growth

Strong IP protection to 2038

NASUS PHARMA

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# Robust Asset Pipeline Setting Up Potential for Long Term Growth

## Addressing Significant Emergency Indications

| Drug Candidate | Molecule | Indication | Preclinical | Phase 1 | Phase 2 | Pivotal Trial | Next Milestone |
|---|---|---|---|---|---|---|---|
| NS – 002 | Epinephrine | Anaphylaxis | Phase 2 completed March 2023 | | | | Two additional Phase 2 studies planned for Q4/2025 |
| NS – 003 | Ondansetron | Nausea and Vomiting | Feasibility | | | | TBD |
| NS – 004 | Atropine | Poisonings | Feasibility | | | | TBD |
| NS – 005 | Midazolam | Seizures | Feasibility | | | | TBD |
| NS – 001* | Naloxone | Opioid overdose | Pivotal Phase 3 completed (n=42) | | | | |

NASUS PHARMA

*available for partnering

# Proprietary Nasax® Platform Enables Superior Drug Absorption

## Greater intranasal absorption area enables faster delivery and higher maximal drug concentration compared to liquid formulations

**Liquid formulation**



**Powder formulation**



Visualized Dispersion in Nasal Cast (Aptar's liquid vs powder)

*In vitro* **deposition from a nasal spray and a nasal powder in a nasal cast, n=6. (* p< 0.05).**

| Regions of interest | Deposition % +/- SD | Deposition % +/-SD |
|---|---|---|
| | Liquid nasal spray | **Powder nasal spray** |
| Nose* | 51 ± 6 | 14 ± 4 |
| Lower zone* | 13 ± 5 | 8 ± 3 |
| Middle zone | 30 ± 2 | 37 ± 4 |
| Olfactory zone* | 6 ± 3 | 34 ± 7 |
| Rhinopharynx* | 1 ± 0 | 6 ± 3 |



**Nasax®** – proprietary powder formulation for intranasal delivery comprised of uniform size spherical API and a carrier approved for inhalation.

Technology targets a rapid and precise delivery of the drug to blood stream and brain.

Stability data demonstrated potential for longer shelf-life

Respiratory Drug Delivery 2021 – Williams et al.

NASUS PHARMA

# Phase 3 Study Demonstrates Nasax® Platform Delivers Naloxone Faster Compared to Narcan



Mean Plasma
Nasus
Narcan
Plasma Unconjugated Naloxone (ng/mL)
0
1
2
3
4
5
6
7
8
9
0.033
0.067
0.100
0.133
0.167
0.250
0.333
0.416
0.500
Time (h)

Mean AUC: 4,10 20 min



Mean AUC hr*ng/mL
3.0
2.5
2.0
1.5
1.0
0.5
** P=0.012
** P=0.048
** P=0.005
Nasus
Narcan

- In our phase 3 (n=42) intranasal naloxone study (NS-001), our formulation provided faster delivery and higher mean absorption of naloxone compared to Narcan
- The results of our phase 3 study further validated our Nasax® technology and demonstrate the potential success of NS002
- NS001 is available for partnering



# **NS002:** INTRANASAL EPINEPHRINE

NASUS PHARMA

# Anaphylaxis: A Time-Critical Medical Emergency



**Anaphylaxis is a severe allergic reaction; fatal in ~1% of cases[1]**

The **standard of care for anaphylaxis is Epinephrine** – this is typically self-administered via an Epinephrine auto-injector (EAI) or given via intramuscular (IM) injection by a healthcare provider
Quick Epinephrine delivery can make the difference between life and death

**Faster is better: therapeutic threshold of 100pg/ml[6] epinephrine required to begin resolving anaphylaxis**

SERIOUS PATIENT DISCOMFORT → HIGHER RISK OF HOSPITALIZATION AND DISEASE PROGRESSION[3,4,5]

## 5 MINUTES

**TYPE I SEVERE ALLERGIC REACTION**

- Hypotension, dizziness, faintness
- Rhinitis, watery red eyes
- Rashes, itching (urticaria)
- Rapid swelling (angioedema) including lips, tongue, throat
- Difficulty breathing
- Abdominal and chest pain, vomiting

## 15 MINUTES

**LIKELIHOOD OF LIFE-THREATENING REACTION**

Time to respiratory arrest or shock:[2]

- **FOOD ALLERGY:** 30–35 minutes
- **INSECT STING ALLERGY:** 10–15 minutes
- **DRUG ALLERGY:** <10 minutes (Mortality in drug anaphylaxis is 6 times higher compared to other causes[6])

## 15-30 MINUTES

**ANAPHYLAXIS**

- Sudden drop in blood pressure leads to anaphylactic shock and cardiovascular failure
- Airways narrow blocking breathing, leading to loss of consciousness
- Possible death

Source: [1] Cantor Fitzgerald Research; Reber et al. 2017 J Allergy Clin Immunol; Allergy and Asthma Network; Nguyen et al. 2021 Int J Mol Sci; Munoz-Cano et al. 2017 Front Immunol [2] Emergency treatment of anaphylactic reactions: guidelines for healthcare providers. Resuscitation Council (UK); 2016, [3] JF Philips et al. Allergy Asthma Proc (2011), [4] JT Fleming et al. J Allergy Clin Immunol Pract (2014), [5] E. Andrew et al. Prehospital Emergency Care (2018), [6] Yu RJ et al. J Allergy Clin Immunol Pract. (2021) 7. Source: Clutter WE, Bier DM, Shah SD, Cryer PE. Epinephrine plasma metabolic clearance rates and physiologic thresholds for metabolic and hemodynamic actions in man. J Clin Invest.

# NS002 Designed to Address the Limitations of Intramuscular Epinephrine

### Expensive autoinjectors[1] with a 12-18 month shelf-life

Epinephrine autoinjectors are expensive (>$600 before the introduction of generics)

Prices remained high even after the introduction of generics

### Large and bulky to carry[2]

### Many patients avoid autoinjectors due to a fear of needles[3]


15cm
EPIPEN
0.3mg EPINEPHRINE AUTO-INJECTOR
For Allergic Emergencies (Anaphylaxis)

*The proposed solution:*

*<u>NS002</u>*


8cm

Product candidate aims to offer a needle-free, convenient, easily administered, longer shelf-life alternative to Epinephrine autoinjector

1. Cantor Fitzgerald Research; Kaplan et al. 2023 AAAAI Annual Meeting; Census.Gov; CDC.Gov; Payroll.Org
2. Cantor Fitzgerald Research; Market Watch; Kaplan et al. 2023 AAAAI Annual Meeting
3. Cantor Fitzgerald Research; Lowenthal et al. 2023 AAAAI Annual Meeting; Asthma and Allergy Foundation of America; Brooks et al. 2017 Ann Allergy Asthma Immunol; Fleming et al. 2015 J Allergy Clin Immunol Pract; McMurty et al. 2015 Clin J Pain

# Anaphylaxis: A Growing Opportunity in a Large Market

**~1-3%** Estimated prevalence of anaphylaxis among the global population[1]

**~40M** Patients with type 1 allergies in the U.S.[3]

**~20M** Patients experience severe type I allergic reactions at risk of anaphylaxis[3]

**~$2.3B** Global Epinephrine market in 2024[2]

**+6.5% CAGR** From 2010 to 2023[3]

**+12.7%** YoY growth in 2023[3]

**~7M** Prescribed Epinephrine[3]

- **~50%** Do not carry Epinephrine[3]
- **~50%** Do not refill regularly[3]

**Significant opportunity exists** in the Epinephrine market as **many patients remain under or un-treated** (at-risk patients lack active Epinephrine prescription)

**A needle-free Epinephrine product could address this opportunity**

1. McLendon, K., & Sternard, B. T. (2023, January 26). Anaphylaxis. In StatPearls. StatPearls Publishing.
2. Fortune Business Insights. (2025, February 10). Epinephrine market size, share & industry analysis, by product type (auto-injectors, pre-filled syringes, and ampoules & vials), by application (anaphylaxis, cardiac arrest, respiratory disorders, and others), by distribution channel (hospital pharmacy and retail & online pharmacy), and regional forecast, 2024-2032.
3. Cantor Fitzgerald Research; Raymond James Research

NASUS PHARMA

# NS002: Pilot Study Overview

12 healthy adults with allergic rhinitis (9 male, 3 female)

Screening: positive to skin allergen test

## Period 1

| Day 1 | Day 2 | Day 3 |
|---|---|---|
| Single IM injection of EpiPen **0.3mg** | Nasus Product in one nostril **1.6mg** | Nasal allergen challenge + Nasus **1.6mg** |
| **PK samples** | **PK samples** | **PK samples** |






**2-3 weeks washout**

## Period 2

| Day 1 | Day 2 |
|---|---|
| Nasus Product 1.6mg in each nostril. **Total 3.2mg** | Nasal allergen challenge + Nasus Product 1.6mg in each nostril. **Total 3.2mg** |
| **PK samples** | **PK samples** |







**Study goal: Test NS002's Epinephrine bioavailability following allergenic challenge**

# Pilot Study Results Show NS002 Epinephrine Absorbed into Bloodstream Faster than EpiPen

## Pilot Study Pharmacokinetics (PK)



Plasma epinephrine – geometric mean – 60 min.
700
600
500
400
300
200
100
0
Plasma epinephrine (pg/mL)
0
10
20
30
40
50
60
Time (min.)
EpiPen 0.3
Nasus 1.6mg
Nasus 1.6mg+Allergen challenge
Nasus 3.2mg
Nasus 3.2mg+Allergen challenge

NASUS PHARMA

# NS002 Pilot Study Demonstrated Faster and Higher Maximal Epinephrine Absorption Compared to EpiPen

## Pilot study PK – baseline corrected time medians


Tmax median (min.)
Tmax (min.)
20.00
15.00
10.00
5.00
0.00
9.00
16.50
8.98
5.99
2.50
EpiPen
Nasus 1.6mg
Nasus 1.6mg+Allergic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergic challenge


T100 pg/mL (minutes) median
T100 (min.)
5.0
4.0
3.0
2.0
1.0
0.0
3.0
4.5
3.0
3.0
1.0
EpiPen
Nasus 1.6mg
Nasus 1.6mg+Allergic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergic challenge

★ Statistically significantly shorter than EpiPen $p<0.05$

## Area Under Curve


AUC 0-30min. Geometric mean
AUC hr*pg/mL
180
160
140
120
100
80
60
40
20
0
111
23
45
58
156
EpiPen®
Nasus 1.6mg
Nasus 1.6mg+Allergenic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergenic challenge


AUC 0-8hr. Geometric mean
AUC hr*pg/mL
700
600
500
400
300
200
100
0
396
235
337
561
598
EpiPen®
Nasus 1.6mg
Nasus 1.6mg+Allergenic challenge
Nasus 3.2mg
Nasus 3.2mg+Allergenic challenge

NASUS PHARMA

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# NS002 PD Results Demonstrated Comparable Epinephrine Activity to EpiPen

## Pilot study pharmacodynamics (PD)


Systolic Blood Pressure
SBP (mm Hg)
125
120
115
110
105
100
0
0.25
0.5
0.75
1
1.25
1.5
1.75
2
2.25
2.5
2.75
3
3.25
3.5
3.75
4
Time from administration (h)
EpiPen
Nasus 1.6mg normal condition
Nasus 1.6mg allergenic challenge
Nasus 3.2mg normal condition
Nasus 3.2mg allergenic challenge


Heart Rate
HR (BPM)
95
90
85
80
75
70
65
60
0
0.25
0.5
0.75
1
1.25
1.5
1.75
2
2.25
2.5
2.75
3
3.25
3.5
3.75
4
Time from administration (h)
EpiPen
Nasus 1.6mg normal condition
Nasus 1.6mg allergenic challenge
Nasus 3.2mg normal condition
Nasus 3.2mg allergenic challenge

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# NS002: Phase 2 Study Designed to Assess Safety and Tolerability, Test Bioavailability, and Optimize Dose for Phase 3

Screening
12 healthy volunteers,
age 18-55

| Arm | Period 1 | | Period 2 | | Period 3 |
|---|---|---|---|---|---|
| Arm 1: N=6 | **A** EpiPen | 1 w | **B** Nasus spray 3.6mg in one nostril | 1 w | **C** Nasus spray 4.0mg in one nostril |
| Arm 2: N=6 | **B** Nasus spray 3.6mg in one nostril | 1 w | **A** EpiPen | 1 w | **C** Nasus spray 4.0mg in one nostril |

**On each dosing day:**
**PK sampling:**
-1 to 2hr. (13 samples)

**Vital signs:** Blood pressure, Heart rate, Respiratory rate and ECG: pre-dose to 2hr.

# Phase 2 Study: More Patients Achieved Hemodynamic Therapeutic Threshold of Epinephrine by NS002 Compared to EpiPen at 6 Minutes

## Phase 2 PK results

**Plasma Epinephrine Results**

12 healthy subjects



Comparison of Plasma Epinephrine (baseline adjusted) in Healthy Volunteers - Geometric mean-30min
Mean plasma Epinephrine (pg/mL)
350
300
250
200
150
100
50
0
0
5
10
15
20
25
30
Time (min)
EpiPen®
Nasus 4.0mg
Nasus 3.6mg

**Proportion of subjects achieving clinical threshold of 100pg/mL at 6min**

| | 6min |
|---|---|
| EpiPen | 55 % |
| Nasus 3.6mg | 72 % |
| **Nasus 4.0mg** | **91%** |

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# Phase 2 Study: NS002 Achieves Faster Epinephrine Plasma Concentration than EpiPen

## Phase 2 PK results



Mean AUC0-4min +SD
Mean AUC h*pg/mL
70
60
50
40
30
20
10
0
5.85
14.17
27.44
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-10min +SD
Mean AUC h*pg/mL
140
120
100
80
60
40
20
0
27.38
50.99
63.96
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-20min +SD
Mean AUC h*pg/mL
250
200
150
100
50
0
70.97
99.22
111.42
EpiPen
Nasus 3.6mg
Nasus 4.0mg



Mean AUC0-30min +SD
Mean AUC h*pg/mL
350
300
250
200
150
100
50
0
118.79
133.89
153.89
EpiPen
Nasus 3.6mg
Nasus 4.0mg

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# Phase 2 Study: NS002 Achieves Faster Absorption and Greater Concentration of Epinephrine Compared to EpiPen – Including Time to Hemodynamic Therapeutic Threshold 100pg/ml

## Phase 2 Results - Cmax, Tmax and T100pg/mL


Cmax (Geometric mean + SD)
Mean Cmax (pg/mL)
1400
1200
1000
800
600
400
200
0
360.48
338.4
477.02
EpiPen
Nasus 3.6mg
Nasus 4.0mg
Tmax (median, minutes)
Median Tmax (min.)
16
14
12
10
8
6
4
2
0
15
7
10
EpiPen
Nasus 3.6mg
Nasus 4.0mg
T100pg/mL (median, minutes)
Median T100 (min.)
10
9
8
7
6
5
4
3
2
1
0
9
4
4
EpiPen
Nasus 3.6mg
Nasus 4.0mg

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# Phase 2 Study: NS002 Demonstrated Comparable Epinephrine Activity to EpiPen

## Phase 2 PD results



Systolic Blood Pressure
Systolic BP (mean)
140
130
120
110
100
90
0 20 40 60 80 100 120
Time (min.)
Heart Rate
HR (mean)
90
85
80
75
70
65
0 20 40 60 80 100 120
Time (min.)
Diastolic Blood Pressure
Diastolic Blood Pressure (Mean)
90
85
80
75
70
65
60
55
50
0 20 40 60 80 100 120
Time (min.)
Respiration Rate
RR (mean)
18
17
16
15
14
0 20 40 60 80 100 120
Time (min.)
EpiPen
Nasus 3.6mg
Nasus 4.0mg

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# NS002: Phase 2 Results Summary

## NS002 Could Be a Compelling Alternative to Epinephrine Autoinjectors

| PK Parameters | EpiPen | NS002 4mg |
|---|---|---|
| Cmax (Mean) (pg/ml) | 360 | **477** |
| Tmax (Median) (Minutes) | 15 | **10** |
| AUC 0-10 min (h/pg/ml) | | **1988** |
| AUC 0-30 min (h/pg/ml) | | **7228** |
| T100[1] (pg/ml) (Median/Mean) (Minutes) | 9 | **4/5** |
| % of patients reaching 100pg | 55% At 6 minutes | **91% At 6 minutes** |



NS002 REACHED THE **HEMODYNAMIC THERAPEUTIC PLASMA THRESHOLD FASTER THAN EPIPEN**

NASAX® POWDER WAS **WELL TOLERATED WITH TRANSIENT** MILD SYMPTOMS

MAXIMUM EPINEPHRINE ABSORPTION (TMAX) ACHIEVED **SIGNIFICANTLY FASTER COMPARED TO EPIPEN**

**NO FINDINGS** AT NASAL EXAMINATIONS

**NO** SERIOUS **ADVERSE EVENTS**

* None of the studies of NS002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# The Competitive Landscape Indicates a Large and Expanding Opportunity for Needle-Free Epinephrine

| PK Parameters | ARS Pharma[1] | Bryn Pharma[2] | Orexo[3] | Aquestive[4] |
|---|---|---|---|---|
| Cmax (Mean) (pg/ml) | 341 | 429 | 377 | 497 |
| Tmax (Median) (Minutes) | 30 | 20 | 25 | 15 |
| AUC 0-10 min (h/pg/ml) | 712 | 1,130 | 912 | 1,074 |
| AUC 0-30 min (h/pg/ml) | 4,901 | 6,789 | 5,796 | 6,900 |
| T100* (pg/ml) (Median/Mean) (Minutes) | 10/21 | | 5 | 10 |
| % of patients reaching 100pg | 15% at 5 min<br>60% at 10 min<br>83% at 30 min | 17% at 5 min<br>60% at 10 min | | 82% at 10 min<br>91% at 15 min |

These PK parameters provide insight into the absorption characteristics of each product. We believe it is important to interpret the results of clinical studies in the context of the intranasal epinephrine market. Although there has not been a head-to-head study comparing the four product candidates, the four studies presented below were conducted to explore the PK of epinephrine to support FDA approval of the product candidates and included similar study designs, patient populations, study endpoints and follow-up periods in compliances with FDA standard requirement for 505b2 approval.

1. Source ARS - Neffy): U.S. Food and Drug Administration. (2023, May). Briefing Document NDA/BLA# 214697.
2. Source (Bryn Pharma):Dworaczyk, D. A., et al. (2023, December). A 13.2 mg Intranasal Epinephrine Spray Demonstrates Comparable Pharmacokinetics, Pharmacodynamics, and Safety to 0.3 mg Epinephrine Autoinjector. Journal of Allergy and Clinical Immunology.
3. Source (Orexo):U.S. Patent No. 11,957,647 and related patents.
4. Source (Aquestive): Research report, Cantor Fitzgerald. (Dec 2024)

# NS002: Milestones and Pathway Forward

- Completed NS002 pilot study Q3 2021 ✓
- Completed NS002/EpiPen Comparative Phase 2 study Q1 2023 ✓
- Complete Nasax® tech transfer and scaled commercial production Q3 2025
- Initiate additional NS002 phase 2 studies Q4 2025
- Submit NS002 IND Q3 2026
- Initiate NS002 pivotal clinical study Q3 2026
- Initiate NS002 pediatric study Q4 2026
- Submit NS002 NDA Q2 2027

# Nasus is Uniquely Positioned to Address Medical Emergencies

- Proprietary **Nasax®** technology aims to enhance intranasal drug absorption
- Lead asset NS002 designed as a needle-free, convenient, easily administered alternative to Epinephrine autoinjector, directly addressing the current unmet need
- Positive Phase 2 data demonstrated NS002 delivered Epinephrine safely and rapidly; Results pave the way for Phase 3
- We believe that needle-free Epinephrine represents a significant opportunity in the large and growing anaphylaxis market
- Nasax® technology has potential for longer shelf-life
- Robust asset pipeline planned for long term growth
- Strong IP protection to 2038

NASUS PHARMA

* None of the studies of NS-002 were powered for statistical significance. In trials not powered for statistical significance, there is a high chance that observed effects may not be real due to small sample size.

# Pre-Offering Capitalization Table

| | |
|---|---|
| Shares Outstanding* | 7,759,999 |
| Employee Options (WAEP: $4.88) | 538,237 |
| Warrants | 0 |
| Fully Diluted Shares Outstanding | 8,298,236 |

* Gives effect to 397,093 Ordinary Shares issuable upon the conversion of SAFEs entered into between March 2024 and March 2025, which will automatically convert into Ordinary Shares upon the effectiveness of the registration statement for this offering

# Robust Patent Portfolio

| Country | Filed | Patent No./ Publication No. | Grant Date/ Pub. Date | Status | Expiration Date[2] |
|---|---|---|---|---|---|
| **USA** | 8/20/2017 | | | Term Ended | |
| **PCT**[1] | 8/19/2018 | WO 2019/038756 A1 | | National Phase entered | 8/19/2038 |
| **Australia** | 8/19/2018 | | | Grant Fee Paid | 8/19/2038 |
| **Canada** | 8/19/2018 | | | Office Action due: 10/22/2024 | 8/19/2038 |
| **China** | 8/19/2018 | CN 110996912 A | 4/10/2020 | Examination in progress | 8/19/2038 |
| **EPO** | 8/19/2018 | 3668490 | 6/24/2020 | Examination requested | 8/19/2038 |
| **India** | 8/19/2018 | 416927 | 1/05/2023 | Proof of Use due: 9/30/ 2024 | 8/19/2038 |
| **Israel** | 8/19/2018 | 272220 | 4/02/2024 | Granted | 8/19/2038 |
| **Japan** | 8/19/2018 | 7334145 | 8/18/2023 | Granted | 8/19/2038 |
| **USA NP of PCT/IL2018/050914** | 8/19/2018 | 11,331,270 | 5/17/2022 | Granted | 8/19/2038 |
| **USA CIP of 11,331,270** | 11/19/2020 | 11,844,859 | 12/19/2023 | Granted Specific to opioid receptor antagonists (Naloxone etc.) | 8/19/2038 |
| **USA CON of 11,844,859** | 8/19/2018 | 11,202,757 | 12/21/2021 | Granted | 8/19/2038 |
| **USA CON of 11,331,270** | 8/19/2018 | 11,116,723 | 9/14/2021 | Granted | 8/19/2038 |

| Country | Filed | Patent No./ Publication No. | Grant Date/ Publication Date | Status | Expiration Date[1] |
|---|---|---|---|---|---|
| **USA** | 3/16/2020 | | | Term Ended | |
| **USA** | 12/28/2020 | 11,400,045 | 8/02/2022 | Granted | 12/28/2040 |
| **Argentina** | 3/16/2021 | AR121593 A1 | 6/22/2022 | Examination requested | 12/28/2040 |
| **PCT** | 3/16/2021 | WO 2021/186437 | 9/23/2021 | National Phase entered | 12/28/2040 |
| **Australia** | 3/16/2021 | | | Request for Exam: 11/16/2026 | 12/28/2040 |
| **Brazil** | 3/16/2021 | | | Examination requested | 12/28/2040 |
| **Canada** | 3/16/2021 | | | Request for Exam: Mar 16, 2025 | 12/28/2040 |
| **China** | 3/16/2021 | CN 115279340 A | 11/01/2022 | Examination in progress | 12/28/2040 |
| **EPO** | 3/16/2021 | 4121005 | 1/25/2023 | Examination in progress | 12/28/2040 |
| **India** | 3/16/2021 | | | Examination requested | 12/28/2040 |
| **Israel** | 3/16/2021 | | | Awaiting Examination | 12/28/2040 |
| **Japan** | 3/16/2021 | | | Examination requested | 12/28/2040 |
| **Mexico** | 3/16/2021 | MX/a/2022/011 464 | 12/13/2022 | National Phase entered | 12/28/2040 |

NASUS PHARMA

# Leadership Team

## Udi Gilboa

*Co-Founder & Executive Chairman*

Mr. Gilboa is a prominent serial life sciences entrepreneur and the co-founder of multiple medical device and pharmaceutical companies. He co-founded and served as director and CFO of BioBlast Ltd (NASDAQ: ORPN), Alcobra Ltd (NASDAQ: ADHD), and Insuline Medical Ltd (TASE: INSU). Additionally, he co-founded Endospan, a late-stage endovascular company, and Ossio Ltd, a commercial-stage orthopedics company. Beyond his entrepreneurial ventures, Mr. Gilboa is the founder and managing partner of Top Notch Capital, a leading Israeli life sciences investment and merchant bank. He holds a Bachelor's degree and an M.B.A. from Tel Aviv University

## Dan Teleman

*Chief Executive Officer*

Mr. Dan Teleman joined Nasus Pharma in January 2025, bringing over 20 years of pharmaceutical industry experience. He was most recently the CEO of Pharma Two B, developing a Parkinson's disease treatment. Previously, Dan served as Executive Partner at Israel Biotech Fund, Chairman of Tamarix Pharma, and Board member of 4C Biomed. As CEO of Atox Bio for 12 years, he led an NDA submission for Reltecimod, raised over $150M, and co-founded PainReform. Earlier, he held roles at Pharmos, Amgen, and others, focusing on business development, marketing, and sales. Dan holds an MBA from Duke University and an MSc in Biochemical Engineering from Ben Gurion University.

## Dalia Megiddo, MD

*Co-Founder & Chief Development Officer*

Dr. Dalia Megiddo has managed two venture capital funds, 7 Health Ventures (2006–2010) and InnoMed Ventures (since 2000), and is the founder of several BioPharma and MedTech companies, including Chiasma (NASDAQ: CHMA), Alcobra (NASDAQ: ADHD), Bioblast (NASDAQ: ORPN), and Medingo (acquired by Roche). A leader in the healthcare investment community since 1999, she has served as a board member at Given Imaging, Elron, Foamix, Alcobra, and Bioblast. Dr. Megiddo is also a scientific-investment advisor to several Israeli academic institutions, including the Technion.Dr. Megiddo holds an MBA from Kellogg-Recanati and completed her medical studies at the Hebrew University's Hadassah Medical School, specializing in Family Medicine.

## Oren Elmaliach, CPA

*Director of Finance*

Oren Elmaliah is a CPA with a broad professional financial background and extensive experience in driving corporate finance-related projects. Oren has a proven track record in the areas of planning, budgeting, forecasting, taxation, and auditing processes. Previously, has served in similar roles in over a dozen of Life science ventures (Bioblast, Chiasma, Ayala, Biondvax, Immunbrain and more) . He holds an Msc. and a BA in Economics and Accounting (specializing in financing) from the University of Tel Aviv.

## Tair Lapidot, PhD

*VP of Pre-Clinical & Clinical Development*

Tair has 20+ years of experience, in the management of scientific projects and team leading, from early preclinical research, clinical trials, and regulatory submission. She has PhD. In Biochemistry from the Hebrew University, served as the Chief Scientific Officer of Algatech, Director at Tulip Medical, Analytical Manager at Chiasma, BiolineRx, and project manager at Compugen.

# THANK YOU



NASUS PHARMA

*A NEW FRONTIER IN INTRANASAL DRUG DELIVERY*